PEERLESS/CONSULTANT Consulting Agreement	CONFIDENTIAL

EXHIBIT 10.89

PEERLESS/CONSULTANT CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (this “Agreement”), made and entered into this June 4, 2004 (“Effective Date”), by and between Peerless Systems Corporation, a Delaware corporation, having a principal place of business at 2381 Rosecrans Avenue, El Segundo, CA 90245 (hereinafter “Peerless”), and Denis W. Retoske, Sr., Attorney-at-Law, A Professional Law Corporation (EIN 72-1572825) 1850 Capri Circle, Costa Mesa, CA 92626(hereinafter “CONSULTANT”).

WITNESSETH:

WHEREAS, CONSULTANT represents that it has expertise in the area of the law and is ready, willing, and able to provide consulting assistance to Peerless on the terms and conditions set forth herein; and

WHEREAS, Peerless, in reliance on CONSULTANT’s representations, is willing to engage CONSULTANT as an independent contractor, and not as an employee, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

Section 1 - SCOPE OF SERVICES

1.1 CONSULTANT shall provide consulting services in the area of legal services as to certain corporate matters as directed by the CEO, the CFO or members of the Board. Denis W. Retoske will be assigned by CONSULTANT to work with Peerless as to certain business matters. CONSULTANT shall render such services and deliver the required reports and other deliverables (“Deliverables”) in accordance with the timetable and milestones set forth in Exhibit A. In the event CONSULTANT anticipates at any time that it will not reach one or more milestones or complete one or more assignments within the prescribed timetable, CONSULTANT shall immediately so inform Peerless by written notice, submit proposed revisions to the timetable and milestones that reflect CONSULTANT’s best estimates of what can realistically be achieved, and continue to work under the original timetable and milestones until otherwise directed by Peerless. CONSULTANT shall also prepare and submit such further reports of its performance and its progress as Peerless may reasonably request from time to time.

1.2 CONSULTANT shall provide and make available to Peerless such resources as shall be necessary to perform the services called for by this Agreement and the Exhibits and Addenda thereto.

1.3 Peerless shall, within fifteen (15) business days of receipts of each Deliverable submitted to Peerless, advise CONSULTANT of Peerless’ acceptance or rejection of such Deliverable. Any rejection shall specify the nature and scope of the deficiencies in such Deliverable. CONSULTANT shall, upon receipt of such rejection, act diligently to correct such deficiencies. The failure of Peerless to provide such a notice of rejection within such period shall constitute acceptance by Peerless of said Deliverable.

1.4 CONSULTANT, at its own cost, agrees to provide working space and facilities, and any other services and materials CONSULTANT or its personnel may reasonably request in order to perform the work assigned to them. All work shall be performed at CONSULTANT’s facilities unless otherwise mutually agreed and shall be performed in a workmanlike and professional manner by employees of CONSULTANT having a level of skill in the area commensurate with the requirements of the scope of work to be performed. CONSULTANT shall make sure its employees at all times observe security and safety policies of Peerless.

1.5 Peerless will advise CONSULTANT of the individuals to whom CONSULTANT’s personnel will report for purposes of day-to-day work assignments. Peerless and CONSULTANT shall develop appropriate administrative procedures to apply to such personnel. Peerless shall periodically prepare an evaluation of the performance of CONSULTANT’s personnel in the performance of the duties set out herein.

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1.6 The parties agree that the services of Denis W. Retoske, Sr. are essential to the satisfactory performance by CONSULTANT of the scope of work called for in this Agreement. The parties further agree that if either of such individuals leaves the employ of CONSULTANT during the term of this Agreement for any reason or is unavailable to continue full-time the work called for herein, and if substitute individuals acceptable to Peerless are not available to continue the work within five (5) days, Peerless shall have the right to terminate this Agreement pursuant to Section 2.2 hereof.

1.7 Peerless may interview the personnel CONSULTANT assigns to Peerless’ work. Peerless shall have the right, at any time, to request the removal of any employee(s) of CONSULTANT whom Peerless deems to be unsatisfactory. Upon such request, CONSULTANT shall use all reasonable efforts to promptly replace such employee(s) with substitute employee(s) having appropriate skills and training.

1.8 Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that Peerless shall have no right to control the manner, means, or method by which CONSULTANT performs the services called for by this Agreement. Rather, Peerless shall be entitled only to direct CONSULTANT with respect to the elements of services to be performed by CONSULTANT and the results to be derived by Peerless, to inform CONSULTANT as to where and when such services shall be performed, and to review and assess the performance of such services by CONSULTANT for the limited purposes of assuring that such services have been performed and confirming that such results were satisfactory.

Section 2 - TERM OF AGREEMENT

2.1 This Agreement shall commence on the date and year first above written (“Effective Date”), and unless modified by mutual agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue until December 31, 2005 or until sooner terminated by Peerless.

2.2 This Agreement may be terminated by Peerless upon fifteen (15) days’ prior written notice, with or without cause. This Agreement may be terminated immediately by a party if the other party breaches any term hereof and the breaching party fails to cure such breach within fifteen (15) days of written notice of such breach.

2.3 Upon termination of this Agreement for any reason, CONSULTANT shall promptly return to Peerless all copies of any Peerless data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Peerless. CONSULTANT shall also furnish to Peerless all work in progress or portions thereof, including all incomplete work.

2.4 Within five (5) days of termination of this Agreement for any reason. CONSULTANT shall submit to Peerless an itemized invoice for any fees or expenses theretofore accrued under this Agreement. Peerless, upon payment of accrued amounts so invoiced, shall have no further liability or obligation to CONSULTANT whatsoever for any further fees, expenses, or other payment.

Section 3 - FEES, EXPENSES, AND PAYMENT

3.1 In consideration of the services to be performed by CONSULTANT, Peerless shall, within twenty (20) days of acceptance of each of the Deliverables, pay CONSULTANT the fees set forth in Exhibit A attached hereto unless otherwise mutually agreed, no further fees for continued performance of CONSULTANT shall be owing.

3.2 In addition to the foregoing, Peerless shall pay CONSULTANT its actual out-of-pocket expenses that, at Peerless’ sole discretion, are reasonable and necessary for CONSULTANT to incur in furtherance of its performance hereunder. CONSULTANT agrees to provide Peerless with access to such original receipts, ledgers, and other records as may be reasonably appropriate for Peerless or its accountants to verify the amount and nature of any such expenses.

3.3 In the event CONSULTANT terminates this Agreement because of the breach of Peerless, CONSULTANT shall be entitled to a pro rata payment for work in progress based on the percentage of work then completed. No such pro rata payment shall be made if Peerless terminates this Agreement because of the breach of CONSULTANT.

3.4 CONSULTANT agrees that the fees and charges for any follow-on or additional work not covered in the scope of work described in Exhibit A shall be performed at the lesser of (1) CONSULTANT’s then-

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current rates for such work or (2) the rates applicable to the scope of work fixed by this Agreement.

3.5 Peerless shall pay all fees and expenses owing to CONSULTANT hereunder within thirty (30) days after CONSULTANT has submitted to Peerless an itemized invoice therefor.

Section 4 - TREATMENT OF CONSULTANT PERSONNEL

4.1 Compensation of CONSULTANT’s Personnel. CONSULTANT shall bear sole responsibility for payment of compensation to its personnel. CONSULTANT shall pay and report, for all personnel assigned to Peerless’ work, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of CONSULTANT. CONSULTANT shall bear sole responsibility for any health or disability insurance, retirement benefits or other welfare or pension benefits (if any) to which such personnel may be entitled. CONSULTANT agrees to defend, indemnify, and hold harmless Peerless, Peerless’ officers, directors, employees, and agents, and the administrators of Peerless’ benefit plans from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that Peerless shall promptly notify CONSULTANT of each such claim when and as it comes to Peerless’ attention, cooperate with CONSULTANT in the defense and resolution of such claim, and not settle or otherwise dispose of such claim without CONSULTANT’s prior written consent, such consent not to be unreasonably withheld.

4.2 Workers’ Compensation. Notwithstanding any other workers’ compensation or insurance policies maintained by Peerless, CONSULTANT shall procure and maintain workers’ compensation coverage sufficient to meet the applicable statutory requirements of any state or other jurisdiction where CONSULTANT’s personnel assigned to Peerless’ work are located.

4.3 CONSULTANT’s Agreements With Personnel. CONSULTANT shall obtain and maintain in effect written agreements with each of its personnel who participate in any of the Peerless’ work hereunder. Such agreements shall contain terms sufficient for CONSULTANT to comply with all provisions of this Agreement, including but not limited to Confidential

Disclosure Agreements regarding the handling, securing and use of Peerless Confidential Information.

4.4 State and Federal Taxes. As neither CONSULTANT nor its personnel are Peerless’ employees, Peerless shall not take any action or provide CONSULTANT’s personnel with any benefits or commitments inconsistent with any of such undertakings by CONSULTANT. In particular:

1. Peerless will not withhold FICA (Social Security) from CONSULTANT’s payments.

2. Peerless will not make state or federal unemployment insurance contributions on behalf of CONSULTANT or its personnel.

3. Peerless will not withhold state and federal income tax from payment to CONSULTANT.

4. Peerless will not make disability insurance contributions on behalf of CONSULTANT.

5. Peerless will not obtain workers’ compensation insurance on behalf of CONSULTANT or its personnel.

4.5 Waiver of Benefits - CONSULTANT herein and for its employees, for the consideration paid to it by Peerless, specifically waives all claims to or interest in any employee benefit provided to Peerless to its employees. Accordingly, CONSULTANT hereby specifically waives any right to participate in, and any claim or interest in benefits under, any employee benefit plan maintained, sponsored or offered by Peerless for the benefit of its employees even if CONSULTANT and/or any of its employees are subsequently determined (by judicial action or otherwise) to be common law employees of Peerless and otherwise eligible to participate in such employee benefit plans and receive benefits thereunder. Furthermore, I understand and agree that I am not entitled to any and all benefits under Peerless’ 401(k) plan. As such, if for any reason whatsoever, I am found to be entitled to such benefits by a court or governmental agency, I expressly elect not to contribute to said 401(k) plan.

4.6 Licenses - CONSULTANT represents that he or she is the holder of the following Licenses or certificates:

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1.	CA Prof Corp License # 15095

2.	CA 103351

3.	DC 415269

Section 5 - CLIENT DISCLOSURE

5.1 CONSULTANT represents that the following is a complete and accurate list of CONSULTANT’s clients as of the Effective Date of this Agreement (“Client List”):

1. None

5.2 CONSULTANT agrees to furnish Peerless with an updated Client List during the term of this Agreement if and when there are any additions to this Client List.

Section 6 - RIGHTS IN DATA

6.1 As between Peerless and CONSULTANT and for the consideration set out herein and for other consideration which the parties acknowledge having been tendered and received, except as set forth below in this Section 6, all right, title, and interest in and to the programs, systems, data, or materials used or produced by CONSULTANT in the performance of the services called for in this Agreement shall remain or become the property of Peerless.

6.2 All right, title, and interest in and to all Deliverables, including all rights in copyrights or other intellectual property rights pertaining thereto, shall be held by Peerless. CONSULTANT shall mark all Deliverables with Peerless’ copyright or other proprietary notice as directed by Peerless and shall take all actions deemed necessary by Peerless to perfect Peerless’ rights therein. In the event that CONSULTANT can by law or otherwise retain any rights to any Deliverables, CONSULTANT agrees to assign, and upon creation thereof automatically assigns, all right, title, and interest in and to such Deliverables to Peerless, without further consideration. CONSULTANT agrees to execute any documents of assignment or registration of copyright or other intellectual property rights requested by Peerless respecting any and all Deliverables. CONSULTANT retains no rights or license to utilize such Deliverables except in furtherance of the purposes of this Agreement or unless specifically authorized in writing by Peerless.

6.3 All copyrights, patents, trade secrets, design rights,

or other intellectual property rights associated with any ideas, designs, concepts, techniques, inventions, processes, or works of authorship developed or created by CONSULTANT or its personnel during the course of performing Peerless’ work (collectively, the “Work Product”) shall belong exclusively to Peerless. CONSULTANT automatically assigns, and shall cause its personnel automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any and all copyrights, moral rights, community property rights or other intellectual property rights pertaining thereto, and CONSULTANT agrees, and causes its personnel to agree, not to exercise any moral rights with respect to the Work Products. Upon request of Peerless, CONSULTANT shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

6.4 Notwithstanding anything to the contrary herein, CONSULTANT and its personnel shall be free to use and employ its and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, designs, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as it or they acquire and apply such information without disclosure of any confidential or proprietary information of Peerless and without any unauthorized use or disclosure of Work Product.

6.5 All right, title, and interest in and to any programs, systems, data, designs, and materials furnished to CONSULTANT by Peerless are and shall remain the property of Peerless.

6.6 All right, title, and interest in and to any programs, systems, data, designs, and materials furnished by CONSULTANT (“CONSULTANT IP”), are and shall remain the property of CONSULTANT. CONSULTANT grants to Peerless a perpetual, worldwide, and non-exclusive license to use, sell, modify and otherwise distribute “CONSULTANT IP” or copies thereof.

Section 7 - PROPRIETARY INFORMATION

7.1 Confidentiality. CONSULTANT shall maintain in strict confidence, and shall use and disclose only as

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authorized by Peerless, all information of a competitively sensitive or proprietary nature that it receives in connection with the work performed for Peerless pursuant to each Work Order.
CONSULTANT shall require its personnel to agree to do likewise. Peerless shall take reasonable steps to identify for the benefit of CONSULTANT and its personnel any information of a competitively sensitive or proprietary nature, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by Peerless generally without restriction; (3) information independently developed or acquired by CONSULTANT or its personnel without reliance in any way on other protected information of Peerless; or (4) information approved for the use and disclosure of CONSULTANT or its personnel without restriction. Notwithstanding the foregoing restrictions, CONSULTANT and its personnel may use and disclose any information (1) to the extent required by an order of any court or other governmental authority or (2) as necessary for it or them to protect their interest in this Agreement, but in each case only after Peerless has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

7.2 CONSULTANT acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Peerless to disclose to CONSULTANT certain Trade Secrets, as defined in Section 7.3 hereof, that have been developed by Peerless at great expense and that have required considerable effort of skilled professionals. CONSULTANT further acknowledges that the Deliverables will of necessity incorporate such Trade Secrets. CONSULTANT agrees that it shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any employees or to any third parties, except for those who have a need to know such Trade Secrets in order to accomplish the requirements of this Agreement and who are bound by contractual obligations of confidentiality and limitation of use sufficient to give effect to this Section 7. In no event shall CONSULTANT disclose any such Trade Secrets to any competitors of Peerless.

7.3 As used herein, the term “Trade Secrets” shall mean any scientific or technical or operational data,

information, design, process, procedure, formula, or improvement that is commercially valuable to Peerless, is maintained in confidence by Peerless and is not generally known in the industry. The obligations set forth in Section 7.2 as they pertain to Trade Secrets shall survive termination of this Agreement and continue for so long as the relevant information remains a Trade Secret.

Section 8 - COMMUNICATIONS SYSTEMS AND ACCESS TO INFORMATION

8.1 CONSULTANT understands that CONSULTANT may receive access to Peerless’ computers and electronic communications systems (“systems”), including but not limited to voicemail, email, customer databases, and internet and intranet systems. Such systems are intended for legitimate business use related to Peerless’ business. CONSULTANT acknowledges that CONSULTANT does not have any expectation of privacy as between CONSULTANT and Peerless in the use of or access to Peerless’ systems and that all communications made with such systems or equipment by or on behalf of CONSULTANT are subject to Peerless’ scrutiny, use and disclosure, in Peerless’ discretion, but subject to a Confidential Disclosure Agreement executed between CONSULTANT and Peerless. Peerless reserves the right, for business purposes, to monitor, review, audit, intercept, access, archive and/or disclose materials sent over, received by or from, or stored in any of its electronic systems. This includes, without limitation, email communications sent by users across the internet and intranet from and to the www.peerless.com domain or any other domain. This also includes, without limitation, any electronic communication system that has been used to access any of Peerless’ systems.

CONSULTANT further agrees that CONSULTANT will use all appropriate security, such as, for example, encryption and passwords, to protect Peerless’ confidential information from unauthorized disclosure (internally or externally) and that use of such security does not give rise to any privacy rights in the communication as between CONSULTANT and Peerless. Peerless reserves the right to override any security passwords to obtain access to voicemail, email, computer (and software or other applications) and/or computer disks. CONSULTANT also acknowledges that Peerless reserves the right, for legitimate business purposes, to search all work areas

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(for example, offices, cubicles, desks, drawers, cabinets, computers, computer disks and files) and all personal items brought onto Peerless property or used to access Peerless information or systems.

Section 9 - CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS

9.1 For a period of five (5) years from the date of termination of this Agreement, CONSULTANT shall not disclose the nature of the effort undertaken for Peerless that is confidential or proprietary in nature or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill CONSULTANT’s obligations hereunder.

9.2 CONSULTANT shall not at any time use Peerless’ name or any Peerless trademark(s), service mark(s) or trade name(s) in any advertising or publicity without the prior written consent of Peerless.

Section 10 - WARRANTIES

10.1 Peerless warrants that it owns all right, title, and interest in and to any programs, systems, data, designs, or materials furnished to CONSULTANT hereunder.

10.2 CONSULTANT warrants that:

a. CONSULTANT’s performance of the services called for by this Agreement do not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, design right, trade secret, or similar right; and

b. CONSULTANT is the lawful owner or licensee of any software programs or other materials used by CONSULTANT in the performance of the services called for in this Agreement, and

c. CONSULTANT has all rights, including, but not limited to community property rights, necessary to convey to Peerless the unencumbered ownership of Deliverables.

Section 11 - HIRING OF CONSULTANT’S PERSONNEL

11.1 Additional Value From Hiring. Peerless acknowledges that CONSULTANT provides a valuable service by identifying and assigning personnel for Peerless’ work. Peerless further acknowledges that Peerless would receive substantial additional value, and CONSULTANT would be deprived of the benefits of its work force, if Peerless were to directly hire CONSULTANT’s personnel after CONSULTANT has introduced them to Peerless.

11.2 No Hiring Without Prior Consent. Without the prior written consent of CONSULTANT, Peerless shall not recruit or hire any personnel of CONSULTANT who are or have been assigned to perform work until one (1) year after termination of this Agreement.

11.3 Hiring Fee. In the event that Peerless hires any personnel of CONSULTANT who are or have been assigned to perform work for Peerless, Peerless shall pay CONSULTANT, within one (1) year of the date of such hiring, an amount equal to twenty-five percent (25%) of the total first year compensation Peerless pays such personnel as a fee for the additional benefit obtained by Peerless.

Section 12 - INDEMNIFICATION

12.1 CONSULTANT hereby indemnifies and agrees to hold harmless Peerless from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to the services performed by CONSULTANT hereunder or any breach of the warranties made by CONSULTANT pursuant to Section 10.2 hereof. CONSULTANT’s obligations under this Section 12.1 shall survive the termination of this Agreement for any reason. Peerless agrees to give CONSULTANT prompt notice of any such claim, demand, or action and shall, to the extent Peerless is not adversely affected, cooperate fully with CONSULTANT in defense and settlement of said claim, demand, or action.

Section 13 - LIMITATION OF LIABILITY

13.1 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PEERLESS DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DURATION OF THE SERVICES TO BE RENDERED.

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THIS IS NOT AN EMPLOYMENT AGREEMENT.

13.2 Total Liability. Peerless agrees that CONSULTANT’s liability hereunder for damages, regardless of the form of action, shall not exceed the greater of $50,000.00 or the total amount paid for services under the applicable estimate or in the authorization for the particular service if no estimate is provided.

13.3 Force Majeure. Neither party shall be liable to the other party for any failure or delay caused by events beyond the parties’ control, including, without limitation, the parties’ failure to furnish necessary information; sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials or equipment; or technical failures.

Section 14 - MISCELLANEOUS

14.1 CONSULTANT shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the prior written consent of Peerless; provided, however, that CONSULTANT may assign its right to receive payments hereunder to such third parties as CONSULTANT may designate by written notice to Peerless.

14.2 This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California as they apply to a contract executed, delivered, and performed solely in such State. [~Jurisdiction clause added for CONSULTANTS outside of CA].

14.3 The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Peerless and either CONSULTANT or any employee or agent of CONSULTANT.

14.4 CONSULTANT shall, at its sole expense, obtain and carry in full force and effect, during the term of this Agreement, appropriate liability insurance coverage. Upon the request of Peerless, CONSULTANT shall provide Peerless with evidence satisfactory to Peerless of such insurance.

14.5 All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

14.6 All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

CONSULTANT
Denis W. Retoske, Sr., Attorney-at-Law,
A Professional Law Corporation
Attn.: Denis W. Retoske, Esquire
1850 Capri Circle
Costa Mesa, CA 92626
Tel; (714) 966-1866
FAX: (714) 966-1822

Peerless Systems Corporation
Attn.: Counsel
2381 Rosecrans Avenue
El Segundo, CA 90245
Tel: (310) 536-0908
FAX: (310) 536-0058

14.7 This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

14.8 This Agreement is enforceable only by CONSULTANT and Peerless. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any CONSULTANT’s personnel who are assigned to Peerless’ work, or any beneficiary of any such personnel, and no such personnel, or any

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beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Accepted and Agreed to by the parties as of the Effective Date.

DENIS W. RETOSKE, SR., ATTORNEY-AT-LAW, A PROFESSIONAL LAW CORPORATION.

By:

/S/ DENIS W. RETOSKE

(Authorized Signature)

Name: Denis W. Retoske
Title: President
Date: June ___, 2004

PEERLESS SYSTEMS CORPORATION

By:

/S/ HOWARD J. NELLOR

(Authorized Signature)
Name: Howard J. Nellor
Title: President and CEO
Date: June ___, 2004
///End

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EXHIBIT A

1.	Description of Work: Legal Services as to certain corporate matters as directed by the CEO, CFO and Directors of the Company

2.	Schedule: Determined and agreed between the parties as to each particular assignment.

3.	Cost: $225.00 per hour

4.	Deliverables: As required by the elements of the particular project assigned by the Company and accepted by CONSULTANT.

5.	Measurement Criteria: On-going.

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